Exhibit 99.2
Q3 FY10 Question & Answer
March 25, 2010
1.	What were some examples of brands in the Consumer Foods segment posting sales growth for the quarter?

• Banquet	• PAM
• Chef Boyardee	• Ro*Tel
• Crunch ‘n Munch	• Rosarita
• Hunt’s	• Slim Jim
• Libby’s	• Snack Pack
• Lightlife	• Van Camp’s
• Marie Callender’s	• Wolf
Sales for Andy Capp’s, La Choy and Orville Redenbacher’s were in line with last year’s sales for the quarter.

2.	What were some examples of brands in the Consumer Foods segment posting sales declines for the quarter?

• ACT II	• Manwich
• Blue Bonnet	• Parkay
• DAVID	• Peter Pan
• Egg Beaters	• Reddi-wip
• Healthy Choice	• Swiss Miss
• Hebrew National	• Wesson
• Kid Cuisine
3.	What were unit volume changes for the quarter in the Consumer Foods and Commercial Foods Segments?

Consumer Foods: volume increased 3%

Commercial Foods: volume increased 2%

4.	How much was total depreciation and amortization from continuing operations for the quarter?

Approximately $84 million (versus approximately $82 million in Q3 FY09)

5.	How much were capital expenditures from continuing operations for the quarter?

Approximately $121 million (versus approximately $100 million in Q3 FY09)

6.	What was the net interest expense for the quarter?

Approximately $40 million (versus approximately $42 million in Q3 FY09)

7.	What was corporate expense for the quarter?

Approximately $89 million for the quarter (versus approximately $71 million in Q3 FY09). The current quarter includes approximately $15 million of benefit from favorable adjustments to environmental liability estimates, and prior year amounts include $10 million of net benefit from items impacting comparability. Excluding these amounts, current quarter Corporate expense was $104 million, and Corporate expense in the year-ago period was $81 million.

8.	What were dividends for the quarter?

Approximately $89 million (versus approximately $85 million in Q3 FY09). On September 25, 2009, the Board of Directors approved a dividend increase by raising the quarterly dividend to $0.20 per share from $0.19 per share, resulting in a slightly higher payment versus the year-ago period.

9.	What was the weighted average number of diluted shares outstanding for the quarter (rounded)?

Approximately 448 million shares for the quarter

10.	What were the gross margins and operating margins for the quarter ($ amounts in millions, rounded)?

Gross margin = segment gross profit* divided by net sales Gross margin = $787/$3,097 = 25%

Operating margin = segment operating profit** divided by net sales Operating margin = $455/$3,097 = 15%

*	Gross profit = net sales — costs of goods sold ($3,097 - $2,310 = $787)

**	See third-quarter segment operating results for a reconciliation of operating profit to income from continuing operations before income taxes and equity method investment earnings (loss). Income from continuing operations before income taxes and equity method investment earnings (loss), divided by net sales = $327/$3,097 = 11%.
11.	What is included in the company’s net debt at the end of the quarter (rounded, in millions)?

	Q3 FY10	Q3 FY09
Total debt*	$3,487	$3,577
Less: Cash on hand	$786	$88

Net debt	$2,701	$3,489

*	Total debt = notes payable, short-term debt, long-term debt, and subordinated debt.

12.	What is the net debt to total capital ratio at quarter end?

34% currently and 42% a year ago

This ratio is defined as net debt divided by the sum of net debt plus shareholder equity. See question #11 for the components of net debt.

13.	What was the effective tax rate for the quarter?

The effective tax rate for continuing operations for the quarter was 32%.

14.	What is the projected tax rate for FY10?

The company plans for a tax rate of 35%, excluding items impacting comparability.

15.	What are the projected capital expenditures for FY10?
•	Approximately $430 million will be invested in the needs and opportunities identified as of the end of FY09.

•	The company plans to invest an additional $85 million in FY10 as part of the construction of the Delhi, Louisiana, sweet potato processing plant. The company expects this investment to be partially offset by significant tax incentives.

•	Related to current plans for the recovery of the Slim Jim manufacturing operations, the company has committed to invest approximately $35 million. The company will provide revised estimates for these amounts as more details are known. The company expects to be reimbursed for most of these amounts by insurance proceeds.
16.	What is the expected net interest expense for FY10?

Net interest expense is expected to be approximately $165 million, including interest income from notes payable to ConAgra Foods resulting from the Trading & Merchandising divestiture.

17.	What is the directional impact of the change to the cost allocation process for the Lamb Weston Specialty Potato operations?

Approximately $0.02 per diluted share of benefit in the first half of FY10 (principally in the second quarter), which approximates the negative impact over the next several quarters (principally in the fourth quarter). This refinement does not have a material impact on full-year results.

Note on Forward-looking Statements:
This release contains forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things: availability and prices of raw materials; the impact of the accident at the Garner, N.C., manufacturing facility, including the ultimate costs incurred and the amounts received under insurance policies; product pricing; future economic circumstances; industry conditions; the company’s ability to execute its operating plans; the success of the company’s innovation, marketing, and cost-saving initiatives; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of the company’s recalls; access to capital; actions of governments and regulatory factors affecting the company’s businesses; the amount and timing of repurchases of the company’s common stock, if any; and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.